EXHIBIT 2.1

SECOND AMENDED AND RESTATED
ASSET AND SECURITIES PURCHASE AGREEMENT
by and among
CHINA BRANDING GROUP LIMITED (IN OFFICIAL LIQUIDATION)
and
THE JOINT PROVISIONAL LIQUIDATORS
and
SELLER MANAGEMENT
and
TARGET ENTITIES
and
KANKAN LIMITED
and
REMARK MEDIA, INC.
dated as of September 20, 2016

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SECOND AMENDED AND RESTATED
ASSET AND SECURITIES PURCHASE AGREEMENT
This Second Amended and Restated Asset and Securities Purchase Agreement (this “Agreement” or this “Asset and Securities Purchase Agreement”), dated as of September 20, 2016, is entered into by and among:

(1)
China Branding Group Limited (In Official Liquidation), an exempted company organized under the laws of the Cayman Islands, by and through its Joint Official Liquidators (the “Joint Official Liquidators”), with no personal liability, Hugh Dickson of Grant Thornton Specialist Services (Cayman) Ltd, 10 Market Street #765, Camana Bay, Grand Cayman, Cayman Islands KY1 9006 and David Bennett of Grant Thornton Recovery and Reorganisation Ltd, 12th floor, 28 Hennessy Road, Wanchai, Hong Kong (“Seller”);

(2)	the Joint Official Liquidators;

(3)	Adam Roseman (the “Seller Management”)

(4)	the entities set forth on Schedule I attached hereto (each, a “Target Entity” and together, the “Target Entities”);

(5)	KanKan Limited, a company organized under the laws of the British Virgin Islands (the “Buyer”), and

(6)	Remark Media, Inc., a Delaware corporation (the “Parent”).

RECITALS
WHEREAS, Seller owns 100% of the equity of each Target Entity (as defined below);
WHEREAS, Seller was placed into official liquidation (the “Official Liquidation”) by Order of the Grand Court of the Cayman Islands dated August 18, 2016 and filed August 22, 2016, pursuant to which the Joint Official Liquidators were appointed over the Seller;
WHEREAS, Parent owns 100% of the equity of the Buyer;
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, 100% of the equity of each Target Entity, subject to the terms and conditions set forth herein (the “Transaction”);
WHEREAS, the Joint Official Liquidators are joined as a party to this Agreement in their personal capacities (but with no personal liability) solely for the purposes of receiving the benefit of the waivers and exclusions of liability in their favour contained in this Agreement;

WHEREAS, certain of the parties hereto are party to an Amended and Restated Asset and Securities Purchase Agreement, dated as of July 5, 2016, by and among Seller, the Target Entities, Buyer and Parent (the “Prior Agreement”), which amended and restated in its entirety the Asset and Securities Purchase Agreement dated as of May 16, 2016, by and among Seller, the Target Entities, Buyer and Parent (the “Original Agreement”); and
WHEREAS, the parties hereto now wish to amend and restate in its entirety the Prior Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
(1)“AAA” shall have the meaning set forth in Section 2.04.

(2)“Acquisition Financing” shall mean financing from the Buyer’s Lender, in form and substance mutually agreed upon between Buyer and Buyer’s Lender, each in its sole discretion, in an amount equal to or greater than the cash payments required to be made by Buyer pursuant to Section 2.02(a).

(3)“Actions” shall have the meaning set forth in Section 4.07.

(4)“Affiliate” of any Person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(5)“Agreement” refers to this agreement.

(6)“Assumed Warrant Value” shall mean the Black-Scholes calculated fair value per Warrant Share as more fully described on Schedule II.

(7)“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.03.

(8)“Base Purchase Consideration” means US$6,750,000 in cash, plus the Management Incentive Payments, minus the Working Capital Adjustment.

(9)“Base Working Capital” means negative USD$250,000 in aggregate for the Target Entities.

(10)“Basket” shall have the meaning set forth in Section 8.02(c).

(11)“business day” or “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required to close in the State of California, the Cayman Islands, the People’s Republic of China or Hong Kong.

(12)“Buyer” has the meaning set forth in the preamble.

(13)“Buyer Indemnitees” shall have the meaning set forth in Section 8.02.

(14)“Buyer’s Lender” shall mean MGG Investment Group LP, as Administrative Agent and Collateral Agent for the several lenders of the Parent.

(15)“Closing” and “Closing Date” shall have meanings set forth in Section 3.01.

(16)“Closing Purchase Consideration” means the Base Purchase Consideration.

(19)“Closing Working Capital” means (i) the consolidated cash and cash equivalents, accounts receivable, intercompany receivables due from non-Target Entities, prepaid expenses and all other current assets of the Target Entities in the aggregate as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the consolidated current liabilities of the Target Entities in the aggregate as of immediately prior to the Closing, excluding for this purpose (A) all intercompany payables due to non-Target Entities to the extent terminated at Closing and (B) all Indebtedness and Transaction Expenses paid by or on behalf of the Seller (if any) at the Closing which are already deducted from the Closing Purchase Consideration. The Closing Working Capital shall be determined in accordance with GAAP in a manner consistent with the Target Entities past accounting principles, methods, practices and conventions.

(20)“Code” means the United States Internal Revenue Code of 1986, as amended.

(21)“Confidentiality Agreement” shall have the meaning set forth in Section 6.04.

(22)“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment, work order, task order, statement of work or other arrangement, whether, express or implied, written or oral.

(23)“Delivered Purchase Consideration” means the amount of the Base Purchase Consideration plus the amount of Warrants delivered or finally determined to be deliverable (without the possibility of appeal) to the Contributories pursuant to the Distribution Agreement.

(24)“Disclosure Schedule” means the Disclosure Schedules attached to this Agreement.

(25)“Disputed Items Notice” shall have the meaning set forth in Section 2.04(2).

(26)“Distribution Agreement” means the Asset Sale Realisation Distribution Agreement entered into on or around the date of this Agreement between (1) the Seller, (2) and the Contributories (as defined in the Distribution Agreement) in substantially the form attached as Schedule VII.

(27)“Employees” shall have the meaning set forth in Section 4.13.

(28)“Encumbrance” shall have the meaning set forth in Section 4.11.

(29)“Escrow Agent” means Computershare Limited, or such other escrow agent as mutually agreed by Buyer and Seller.

(30)“Escrow Agreement” means the Escrow Agreement among the Buyer, the Seller and the Escrow Agent, in substantially the form set forth on Schedule III.

(31)“Escrow Amount” means $375,000 in cash, and with respect to the Warrants, the right to purchase up to an aggregate of 312,500 shares of Parent Common Stock underlying such Warrants, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement.

(32)“Estimated Closing Purchase Consideration” means the estimate of the Closing Purchase Consideration set forth on the Estimated Closing Purchase Consideration Certificate.

(33)“FCPA” shall have the meaning set forth in Section 4.09.

(34)“Financial Advisor” means Houlihan Lokey, Inc.

(35)“Fundamental Representations” shall mean the representations of either the Seller, or the Seller Management, set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.09(iii) and 4.12 and the representations of the Buyer set forth in Sections 5.01, 5.02, 5.03 and 5.04.

(34)“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

(35)“Governmental Entity” shall have the meaning set forth in Section 4.04.

(36)“Grand Court” shall mean the Grand Court of the Cayman Islands.

(37)“Indebtedness” means with respect to the Target Entities in the aggregate (i) all principal, interest, fees, prepayment and redemption premiums or penalties, expenses and other obligations or amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, letters of credit or similar extensions of credit, trade payables, and/or installment purchases incurred by the Target Entities prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing (other than capital leases and trade payables not overdue by more than ninety (90) days and incurred in the ordinary course of business); (ii) all obligations of the type referred to in clause (i) for the payment of which any of the Target Entities is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (iii) all capital lease and similar obligations; and (iv) all obligations of the type referred to in clauses (i), (ii) and (iii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Seller (whether or not such obligation is assumed by such Person).

(38)“Indemnification Claim Notice” shall have the meaning set forth in Section 8.02(d).

(39)“Indemnified Party” shall have the meaning set forth in Section 8.02(d).

(40)“Indemnifying Party” shall have the meaning set forth in Section 8.02(d).

(41)“Indemnitees” shall have the meaning set forth in Section 8.02(b).

(42)“Injunction” shall have the meaning set forth in Section 7.01(c).

(43)“Intellectual Property” shall have the meaning set forth in Section 4.14.

(44)“Joinders” shall have the meaning set forth in Section 10.02.

(45)“Judgment” shall have the meaning set forth in Section 4.07.

(46)“Knowledge” shall mean, with respect to the Target Entities or the Seller, in all cases the actual knowledge of a particular fact or other matters after reasonable inquiry of the Chief Executive Officer of the Seller, and with respect to any other party hereto, of any C-level officer of such party or any employees of such party with equivalent titles, provided, however, that such individuals shall be deemed to have “knowledge” of a fact or matter if in exercising reasonable care he or she would reasonably be expected to discover or become aware of such fact or matter in the ordinary course of carrying out his or her employment duties and responsibilities.

(47)“Laws” shall have the meaning set forth in Section 4.09.

(48)“Leased Real Property” shall have the meaning set forth in Section 4.11.

(49)“Liabilities” shall have the meaning set forth in Section 4.07.

(50)“Licenses” shall have the meaning set forth in Section 4.09(ii).

(51)“Lien” means, with respect to any asset (including any security), any liens, charges, claims, deeds of trust, easements, encumbrances, leases, mortgages, options, pledges, proxies, rights of first refusal, security interests, voting trusts or agreements and restrictions or limitations of any kind, including any transfer restrictions.

(52)“Losses” means any losses, damages, claims (including third-party claims), charges, interest, penalties, Taxes, costs, and expenses (including legal, consultant, accounting and other professional fees), after reduction (a) for any proceeds of insurance or other recoveries from third parties relating thereto; (b) for the value of any Tax benefits to be received in connection with such Loss or payments made in relation thereto; and (c) for any reserve or accrual expressly for such Loss reflected Closing Working Capital (but only to the extent of any such reserve or accrual), provided, however, Losses shall not include, unless paid or payable pursuant to a final, nonappealable judgment or fully executed settlement agreement to a third party, any punitive damages, special damages or consequential damages.

(53)“Management Incentive Payments” means the aggregate of US$750,000 in cash, payable to certain officers and employees of the Seller and/or the Target Entities as well as certain other parties, as set forth on Schedule IV.

(54)”Material Adverse Effect” means any change or effect, event, violation, circumstance, occurrence, state of facts or development (any such item, an “Effect”) that is, or would reasonably be expected to be, either individually or in the aggregate with all changes, effects, events, violations, circumstances, occurrences, states of fact or developments, materially adverse to the business, assets, results of operations, financial condition of the Target Entities and/or their Subsidiaries, taken as a whole; provided that no effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect may exist: (A) circumstances generally affecting the relevant industry (which changes or developments, in each case, do not materially disproportionately affect the Target Entities and their Subsidiaries taken as a whole, as compared to other companies participating in the same industry as the Target Entities and their Subsidiaries); (B) changes affecting the United States or PRC economy or political conditions in the United States, PRC, Hong Kong or the Cayman Islands in general or any acts of terrorism, military actions or war (which changes or developments, in each case, do not materially disproportionately affect the Target Entities and their Subsidiaries taken as a whole, as compared to other companies participating in the same industry as the Target Entities and their Subsidiaries), (C) the announcement of this

Agreement or pendency of the Transaction contemplated by this Agreement or the identity of the Buyer as the acquiror of the Seller; (D) any changes in applicable Law or GAAP; provided that such changes to not materially disproportionately affect the Target Entities and their Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Target Entities and their subsidiaries; (E) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded); (F) actions or omissions of the Seller, the Target Entities or any of their Subsidiaries taken with the consent, authorization, approval, involvement or knowledge of the Buyer; or (G) any breach of this Agreement by the Buyer.

(55)“Material Contract” shall have the meaning set forth in Section 4.10.

(56)“Memorandum and Articles of Association” means the memorandum and articles of association of the Seller or the comparable governing documents of the Target Entities or any of their Subsidiaries.

(57)“Parent” shall have the meaning set forth in the preamble.

(58)“Parent Common Stock” means shares of common stock of the Buyer, par value $0.001 per share.

(59)“Parent Shareholder Approval” shall have the meaning set forth in
Section 6.03.
(60)“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback Transaction); (iv) Liens imposed by applicable Law; (v) required pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) recorded easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Target Entities or any of their Subsidiaries; and (viii) Liens unrelated to any Indebtedness the existence of which are specifically disclosed in the notes to the financial statements of the Target Entities prior to the date of this Agreement.
(61)“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(62)“Post Survival Claim” shall have the meaning set forth under Section 2.05

(63)”PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong S.A.R., the Macau Special Administrative Region and the islands of Taiwan.

(63)“Proceeding” shall have the meaning set forth in Section 8.02(i).

(64)“Representatives” shall have the meaning set forth in Section 2.02(b)(D).

(65)“Seller” means China Branding Group Limited (In Official Liquidation), a Cayman Islands company, acting by and through the Joint Official Liquidators (as agents with no personal liability), and any reference to actions being taken by the Seller shall be taken to include such actions being taken by the Joint Official Liquidators on behalf of the Seller, as appropriate.

(66)“Special Shareholder Meeting” shall have the meaning set forth in Section 6.03.

(67) “Shareholders” means the shareholders of the Seller immediately prior to the Closing, and “Shareholder” means each of them.

(68)“Subsidiary” shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(69)“Target Benefit Plans” shall have the meaning set forth in Section 4.08(i).

(70)“Target Equity” means, collectively, 100% of the equity interest of each Target Entity.

(71)“Target Entity” or “Target Entities” shall have the meaning set forth in the Preamble.

(72)“Target IP” shall have the meaning set forth in Section 4.14(i).

(73)“Tax” or “Taxes” means all taxes (whether United States federal, state, local or non-United States national provincial or local) including all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

(74)“Tax Return” means all returns, forms, reports and other documentation required to be filed with, or supplied to, any United States federal, state, local or nonUnited States national provincial or local tax authority with respect to Taxes (and any amendments, supplements and supporting documentation thereto).

(75)“Total Purchase Consideration” means the Closing Purchase Consideration plus the Warrants.

(76)“Trade Secrets” shall have the meaning set forth in Section 4.14.

(77)“Transaction Expenses” means the aggregate fees, costs, expenses and obligations incurred by or on behalf of the Seller, or for which the Seller is liable, in connection with the Transaction including all amounts in respect of legal, accounting, investment banking, management bonuses and other similar fees and expenses through and including the Closing Date.

(78)“Transaction” shall have the meaning set forth in Recitals.

(79)“Updated Disclosure Schedules” shall have the meaning set forth in the preamble to Article IV.

(80)“Warrant Exercise Price” means US$10.00 per share of Parent Common Stock, as adjusted pursuant to the mechanism set forth in Section 2.02(b).

(81)“Warrant Share” shall have the meaning set forth in Section 2.02(b).

(82)“Working Capital Adjustment” shall mean the amount, if any, that the Closing Working Capital is less then Base Working Capital.
ARTICLE II
PURCHASE AND SALE
Section 2.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, (i) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller free and clear of all Liens (other than the Permitted Liens), all of Seller's right, title and interest in, to and under the Target Equity of China SNS Group Limited and Fanstang (Shanghai) Entertainment Information Consulting Co. Ltd.; (ii) Seller shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from Seller free and clear of all Liens (other than the Permitted Liens), all of Seller's right, title and interest in, to and under the Target Equity of RAAD Productions, LLC; and (iii) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller (but not have any duties or obligations with respect thereto without the express assumption thereof by the Buyer in its sole discretion), all of such right, title and interest in, to and under the other assets of the Seller that the Seller has at the date of the Closing (other than Seller’s rights under this Agreement and the Distribution Agreement), if any, including but not limited to the following (provided, however, that such assets shall not include intercompany accounts receivable in favor of the Seller):
(a)all accounts receivable;

(b)all tangible personal property, including all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller;

(c)all Intellectual Property (as defined below) of the Seller and rights with respect to Intellectual Property of the Seller;

(d)all rights and benefits of the Seller under Contracts (other than this Agreement and the Distribution Agreement), including without limitation the Material Contracts;

(e)all rights and benefits of the Seller under Licenses (as defined below);

(f)all claims and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and

(g)any goodwill associated with any of the foregoing.

Section 2.02Purchase Consideration. The Parent and the Buyer will make or cause to be made the following distributions and payments of the Estimated Closing Purchase Consideration, according to the timing indicated below:
(a)At the Closing, the Buyer will pay the following amounts as detailed on Schedule 2.02(a):

i.the cash portion of the Escrow Amount to the Escrow Agent;

ii.	on behalf of and as an accommodation to the Seller, the Management Incentive Payments to the recipients thereof as set forth on Schedule IV; and

iii.
the amounts and to the respective persons set forth on the attached Schedule VI (which Schedule VI represents the known outstanding Indebtedness of the Target Entities as of the date hereof and which Schedule VI the parties agree may updated by mutual agreement as necessary immediately prior to Closing to reflect the final amount of

Indebtedness of the Target Entities outstanding as of the Closing); and

iv.
an amount equal to the Base Purchase Consideration (as determined in the Estimated Closing Purchase Consideration Certificate) minus the amounts paid pursuant to clauses i., ii. and iii., above, and minus Seller’s Tax Obligations, as defined below, by wire transfer of immediately available funds to the Seller in accordance with such wire instructions as provided by the Seller pursuant to Section 2.03 hereof and the Seller shall apply such funds in accordance with the terms of the Distribution Agreement, which shall include payment of the Transaction Expenses, which will be disbursed by the Seller to its respective payees thereof.

(b) At an appropriate time as determined by Seller in its sole discretion (currently anticipated to be approximately three to six months after Closing), the Parent will issue and deliver to the Seller or to other Persons designated in writing by the Seller in its sole discretion (collectively, the “Warrant Recipients”), one or more duly executed warrant(s) (each, a “Warrant” and together, the “Warrants”) to purchase, subject to receipt of the Parent Shareholder Approval, (i) that number of shares of Parent Common Stock as is determined by Seller in its sole discretion, with such number of shares of Parent Common Stock and such Warrant Recipients currently anticipated to be as set forth on Schedule 2.02(b) attached hereto, but subject to change in Seller’s sole discretion, for a total of 5,750,000 shares (which number of shares of Parent Common Stock may be reduced in the aggregate by the Warrant portion of the Escrow Amount pursuant to the terms and conditions of such Warrant) and (ii) up to 500,000 shares of Parent Common Stock to management of the Target Entities, subject to customary vesting provisions relating to their continued service with the Target Entities, as mutually agreed to by the Parent and the Seller, each in its sole discretion, prior to the Closing (each such Warrant to purchase one share of Parent Common Stock, a “Warrant Share”), with each Warrant Recipient to pay as consideration for the exercise of such Warrant the Warrant Exercise Price. Moreover:

(A)subject to receipt of the Parent Shareholder Approval, if, during the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date, the closing price for the Parent Common Stock has not exceeded the sum of US$10.00 per share plus the Assumed Warrant Value for any fifteen (15) individual trading days (which may be non-consecutive) in any consecutive thirty (30) trading day period, then, at the sole election of the holder thereof, at 11:59 pm Pacific Time on the fourth anniversary of the Closing Date, in exchange for the Warrant the Parent will issue to the holder of the Warrant such number of shares of Parent Common Stock equal to (x) the number of Warrant Shares issuable upon exercise of the Warrant and payment of the Warrant Exercise Price per Warrant Share, multiplied by (y) fifty percent (50%) of the Assumed Warrant Value, divided by (z) the volume weighted average price of the Parent Common Stock for the thirty (30) trading days ending on the fourth anniversary of the Closing Date;

(B)each Warrant shall include a customary cashless exercise mechanism, and subject to receipt of the Parent Shareholder Approval, will be exercisable, in part or in whole, for a period of seven (7) years after the Closing Date;

(C)Parent shall use commercially reasonable efforts to register the re-sale by each Warrant holder of the Warrant Shares under the Securities Act of 1933, as amended, and use commercially reasonable efforts to cause such registration to be effective with the SEC within 120 days of the Closing (the “Warrant Shares Registration”) and to maintain such Warrant Shares Registration until such time as the Warrant Shares are permitted to be sold by each Warrant holder without volume or manner-of-sale restrictions under Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended; provided that (i) in the event the Parent is contemplating in good faith an underwritten public offering of Parent Common Stock, the Parent may suspend the Warrant Shares Registration during the period commencing thirty (30) days prior to the Parent's good faith estimate of the filing date of its registration statement in connection with such underwritten public offering and ending thirty (30) days after the effective date of the registration statement relating to such underwritten public offering; and (ii) Seller acknowledges and agrees that prior to the Warrant Shares Registration and during any period in which the Warrant Shares Registration is suspended pursuant to clause (i), above, or in which the Warrant Shares Registration may cease to be effective in accordance with applicable law, the Warrant Shares shall be “restricted securities” as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and applicable states securities laws, and may only be transferred in accordance with clause (D), below;

(D)in connection with any Warrant Shares Registration, each Warrant holder shall, as a condition precedent to receiving the benefits of any Warrant Shares Registration, (i) truthfully, accurately and completely provide to the Parent any and all information concerning the applicable Warrant holder and/or its affiliates or controlling persons as the Parent may reasonably request in connection with the Warrant Shares Registration; and (ii) agree to indemnify, defend and hold harmless the Parent and its directors, officers, employees, control persons, legal counsel, accountants, financial advisors and other representatives (“Representatives”) from and against any and all against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Parent by such Warrant holder and stated to be specifically for use therein; and each such Warrant holder will reimburse the Parent and its directors, officers, employees, control persons, legal counsel, accountants, financial advisors and other representatives for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action;

(E)Seller acknowledges and agrees that each Warrant and, unless a Warrant Shares Registration is then effective, each of the Warrant Shares, have been issued in a private placement transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and shall be deemed to be “restricted securities” as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and applicable states securities laws; Seller further acknowledges and agrees that each Warrant and each of the Warrant Shares may only be offered, sold or otherwise transferred pursuant to an effective registration statement or an applicable exemption thereto; Seller further acknowledges and agrees that Parent may require each Warrant holder to make customary investor representations, warranties and certifications to Parent as a condition to the issuance to each such Warrant; and Seller further acknowledges and agrees that each Warrant and, unless a Warrant Shares Registration is then effective, each certificate evidencing Warrant Shares, may include the following legend (in addition to any other legends that Parent may determine to be required under applicable Laws:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE ISSUER OF SUCH SECURITIES HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO IT AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED;
(F)(i) the Warrants and Warrant Exercise Price shall be proportionately adjusted as appropriate in the event of any stock split, stock dividend (where it is in the form of Parent Common Stock) or similar event with respect to the Parent Common Stock, and (ii) in the case of any other dividend or similar event issued to the holders of Parent Common Stock, the Warrant Exercise Price shall concurrently be reduced by an amount equal to the per share value (as determined by the Board of Directors of Parent in its reasonable discretion, unless such dividend is cash (which would be at its actual value) or freely transferrable securities on a recognized securities exchange (which would be valued at the average closing price of such securities over the ten trading days immediately prior to such dividend)) of any economic benefit conveyed by such dividend or similar event to the holders of Parent Common Stock;

(G)Seller acknowledges and agrees that the Warrants shall provide that no Warrant may be sold, assigned, hypothecated or otherwise transferred prior to the exercise of such Warrant by a Warrant holder other than to an Affiliate of such Warrant holder; and

(H)Notwithstanding anything to the contrary set forth above, Seller agrees that no Warrant may be exercised, and no Warrant may be exchanged for Parent Common Stock under subsection (A) above, unless and until Parent Shareholder Approval has been obtained.

Section 2.03Pre-Closing Deliveries. On or prior to the Closing Date, the Seller will furnish to the Buyer (i) a certificate signed by the Seller setting forth the Seller's estimate of the Closing Working Capital, including an itemization of the components of Closing Working Capital, (ii) a certificate signed by the Seller containing the Estimated Closing Purchase Consideration (the “Estimated Closing Purchase Consideration Certificate”), and (iii) a Schedule 2.03(iii), in form and substance reasonably satisfactory to the Buyer, (A) setting forth wire transfer instruction for the Seller (for amounts payable to the Seller), and (B) setting forth wire transfer instructions for the Escrow Agent.

Section 2.04Determination of Closing Purchase Consideration.
(1)Within one hundred twenty (120) days after the Closing Date, the Parent and the Buyer will deliver to the Seller a certificate (the “Closing Purchase Consideration Certificate”), executed by the Parent and the Buyer, setting forth an itemized statement of the Closing Working Capital and a statement setting forth in reasonable detail the calculation of the Closing Purchase Consideration.

(2)If the Seller delivers written notice (the “Disputed Items Notice”) to the Buyer within fifteen (15) days after receipt of the Closing Purchase Consideration Certificate, stating that the Seller objects to any items on the Closing Purchase Consideration Certificate, specifying the basis for such objection in reasonable detail and setting forth the Seller's proposed modifications to the Closing Purchase Consideration Certificate, the Seller and the Buyer will attempt to resolve and finally determine and agree upon the Closing Purchase Consideration as promptly as practicable.

(3)If the Seller and the Buyer are unable to agree upon the Closing Purchase Consideration within fifteen (15) days after delivery of the Disputed Items Notice, the Seller and the Buyer will refer the matter to an independent, nationally recognized independent accounting firm mutually selected by the Buyer and the Seller, to resolve the disputed items specified in the Disputed Items Notice. If the Buyer and the Seller are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association (“AAA”), with the expenses of the AAA to be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party in the Disputed Items Notice or smaller than the smallest value claimed for such item by either party in the Disputed Items Notice. The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Purchase Consideration, as modified only by the resolution of such items. The determination of the selected accounting firm will be made within thirty (30) days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

(4)If the Seller does not deliver the Disputed Items Notice to the Buyer within fifteen (15) days after the delivery of the Closing Purchase Consideration Certificate (or at such earlier time as the Seller delivers written notice to the Buyer stating that the Seller does not object to any item on the Closing Purchase Consideration Certificate), the calculation of the Closing Purchase Consideration specified in the Closing Purchase Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties, and the Seller shall be deemed to have agreed with the calculations of Closing Working Capital and Closing Purchase Consideration specified in the Closing Purchase Consideration Certificate.

(5)Within five (5) days after the Closing Purchase Consideration has been finally determined pursuant to this Section 2.04: (i) Seller shall pay to Buyer the amount, if any, by which the final Closing Working Capital as determined in the final Closing Purchase Consideration Certificate is lower than the lesser of (A) the Base Working Capital and (B) the Closing Working Capital as reflected in the Estimated Closing Purchase Consideration Certificate (the “Estimated Working Capital”); and (ii) Buyer shall pay to Seller the amount, if any, by which the final Closing Working Capital as determined in the final Closing Purchase Consideration Certificate is greater than the Estimated Working Capital, but in no event more than the amount of the Working Capital Adjustment as set forth in the Estimated Closing Purchase Consideration Certificate.

(6)Subject to Section 8.02(c), the final determination of the Closing Purchase Consideration under this Section 2.04 shall not impair any other rights of a party under this Agreement, including any rights to indemnification.

(7)After the Closing, the Parent and the Buyer shall, and shall cause its employees to, provide the Seller, its accountants and any accountant selected pursuant to Section 2.04(3) reasonable access to the personnel, properties, books and records of the Parent, the Buyer and the Target Entities in connection with any dispute under this Section 2.04.

Section 2.05 Escrow. The Escrow Amount will be deposited at the Closing with the Escrow Agent, and subject to the terms and conditions of the Escrow Agreement, shall remain in escrow until the fifteen (15) month anniversary of the Closing Date (not including any amounts previously distributed and less the aggregate amounts of any claims that have been asserted on or prior to such date (each, a “Post Survival Claim”)). At such time as any Post Survival Claim is finally resolved, the Buyer and the Seller will provide joint instructions to pay to the Buyer the amount to which it is entitled with respect to such Post Survival Claim, if any, and to pay to the Seller the remaining amount, if any, in the escrow account after any such payment is made. If the Buyer or any of its Affiliates is entitled to indemnification under Article VIII, then the Buyer shall have the right to submit a claim in accordance with the terms of Article VIII and the Escrow Agreement.

ARTICLE III
CLOSING
Section 3.01.Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second (2nd) Business Day after all of the conditions to Closing set forth in Section 7.01 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02Closing Deliverables.
(a)At the Closing, in addition to any items the delivery of which is made an express condition to the Buyer's obligations at the Closing pursuant to Section 7.02, the Seller shall deliver to the Buyer the updated register of members of each Target Entity (or the equivalent in the applicable jurisdiction), certified by the registered agent of such Target Entity, reflecting the Target Equity being purchased by the Buyer at the Closing, and such other evidence of Buyer's vested ownership in the Target Entities that Buyer may reasonably request under applicable Laws; provided that the Seller shall not be obligated to deliver the updated, certified equivalent of a register of members of Fanstang (Shanghai) Entertainment Information Consulting Co. Ltd. because the sole shareholder will remain China SNS Group Limited after the Closing.
(b)At the Closing, in addition to any items the delivery of which is made an express condition to the Seller's obligations at the Closing pursuant to Section 7.03, the Buyer shall, and the Parent shall cause the Buyer to, deliver to Seller the Estimated Closing Purchase Consideration pursuant to Section 2.02.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER MANAGEMENT
Except as set forth in the Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the express language of such disclosure), which Seller Management shall be entitled to update in writing prior to the Closing, at their sole discretion, with respect to any disclosures relating to third party consents and Material Contracts (any such update, the “Updated Disclosure Schedules”), the Seller Management (but, for the avoidance of doubt, not the Joint Official Liquidators who make no representations or warranties on behalf of the Seller except for the representations and warranties contained in Section 4.03(iii)) represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof, and as of the Closing Date (provided that the Seller Management (but, for the avoidance of doubt, not the Joint Official Liquidators who make no representations or warranties on behalf of the Seller except for the representations and warranties contained in Section 4.03(iii)) represent and warrant to Buyer that the statements contained in Sections 4.04 and 4.10 below are true and correct as of the Closing Date):
Section 4.01Organization, Good Standing and Qualification. The Seller, each of the Target Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.
Section 4.02Target Equity.
(i)All presently outstanding Target Equity were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. No Target Equity was issued or subscribed to in material violation of the preemptive rights of any Person, terms of any Contract, or any Laws, by which each applicable Target Entity at the time of issuance or subscription was bound. Except as contemplated under this Agreement, there are no (a) resolutions pending to increase the share capital or registered capital of any Target Entity or cause the liquidation, winding up, or dissolution of any Target Entity, nor has any distress, execution or other process been levied against any Target Entity, (b) dividends which have accrued or been declared but are unpaid by any Target Entity, (c) obligations, contingent or otherwise, of any Target Entity to repurchase, redeem, or otherwise acquire any Target Equity, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Target Entity.

(ii)The Seller is the sole record and beneficial holder of all of the Target Equity, free and clear of all Liens of any kind.
Section 4.03Corporate Authority; Approval and Fairness.
(i)The Seller and each Target Entity has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Seller and each Target Entity and constitutes a valid and binding agreement of the Seller and each Target Entity enforceable against such entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)The Seller Management has determined that the Transaction is fair to, and in the best interests of, the Seller, its creditors and its shareholders, and has approved and declared advisable this Agreement and the Transaction.

(iii)The following representations and warranties in this subparagraph (iii) are made solely by the Joint Official Liquidators (as agents and without personal liability): Pursuant to the terms of the order made by the Grand Court dated August 18, 2016 and filed August 22, 2016, the sanction of the Grand Court authorizing the Joint Official Liquidators to enter into this Agreement (“Sanction”) as a condition to the completion of the Transaction has been obtained, and no further action of the Grand Court in connection with the Transaction is required.

(iv)Upon receipt of the requisite corporate approvals referred to above, and on the granting of the Sanction, the completion of the Transactions contemplated hereby will be duly authorized as a matter of the laws of the Cayman Islands (Seller) and the laws applicable to the Target Entities.
Section 4.04Consents and Approvals; No Violations; Certain Contracts.
(i)Subject to the Sanction, no notices, reports or other filings are required to be made by the Seller or any Target Entity with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Seller or any Target Entity or from, any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Seller or any Target Entity and the consummation of the Transaction and the other Transaction contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the Transaction.

(ii)The execution, delivery and performance of this Agreement by the Seller and each Target Entity does not, and the consummation of the Transaction will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum and articles of association of the Seller or the comparable governing documents of the Target Entities or any of their Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Transaction and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.04(i), any Law to which the Seller or any of its Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the

Seller or any of its Subsidiaries pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage or indenture (each, a “Contract”) binding upon the Seller or any of the Subsidiaries not otherwise terminable by the other party thereto on 60 days' or less notice, (D) a breach or violation of or a termination, cancellation or modification (or right of termination, cancellation or modification) or default or right of first refusal or similar right under any investment agreement, shareholders agreement or any other similar agreement to which the Seller or any of the Subsidiaries is a party or by which any of them are otherwise bound, or (E) any change in the rights or obligations of any party under any Contract binding upon the Seller or any of its Subsidiaries, except, for each of (A) through (E), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the Transaction contemplated by this Agreement.
Section 4.05Target Entity Reports; Financial Statements. Section 4.05 of the Disclosure Schedule sets forth true, complete and correct copies of the respective unaudited management accounts for the Seller, each of the Target Entities and their respective Subsidiaries as of December 31, 2015 and the related statements of income for the period then ended, together with the notes thereto (“Financial Statements”). The Financial Statements were prepared from the books and records of the Seller and the Target Entities, are accurate and complete in all material respects, fairly present, in all material respects, the financial position of the Seller, the Target Entities and their Subsidiaries as of the date thereof and for the periods covered thereby, and the results of operations and cash flows of the Seller, the Target Entities and their Subsidiaries as of the date thereof or for the respective period set forth therein, in conformity with GAAP, all as consistently applied during the periods involved.
Section 4.06Absence of Certain Changes. Since December 31, 2015, (i) the Seller and the Target Entities have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:
(i)any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Seller Management or the Target Entities have Knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii)any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Seller, any Target Entity or any of their Subsidiaries (except for dividends or other distributions by any Subsidiary to the applicable Target Entity);

(iii)any material change in any method of accounting or accounting practice by the Seller or the Target Entities;

(iv)(1) any increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law;

(v)any Material Adverse Effect;

(vi)any amendment, modification, or supplement to the charter documents of the Seller or the Target Entities;

(vii)any issuance, sale, grant, or other disposition of any equity or debt securities of the Seller or any Target Entity;

(viii)any capital expenditure (or series of related capital expenditures) outside the ordinary course of business in excess of $50,000 in the aggregate that was not contemplated by its capital expenditure budget;

(ix)settlement or compromise of any pending or threatened Actions against the Seller or any Target Entity;

(x)sale, assignment, license or transfer of any material portion of the assets of the Seller or the Target Entities, except in the ordinary course of business;

(xi)sale assignment, license or transfer of any Target IP to any third party, except in the ordinary course of business;

(xii)any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

(xiii)any failure to pay when due any indebtedness or other amounts owed to creditors of any Target Entity; or

(xiv)any agreement to do any of the foregoing.
Section 4.07Litigation and Liabilities. Other than the Official Liquidation and any proceedings in connection therewith, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Seller Management or the Target Entities, threatened against the Seller or any Target Entity or any of their respective Subsidiaries, or obligations or liabilities of the Seller and any Target Entity, whether or not accrued, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Seller and the Target Entities prepared in accordance with GAAP (“Liabilities”) or the notes thereto if such balance sheet were prepared as of the date hereof, except (i) as accurately reflected or reserved against in the Seller's and the

Target Entities' consolidated balance sheets (and the notes thereto) included in the Financial Statements filed after the applicable date of the Financial Statements but prior to the date of this Agreement, (ii) for Liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements, or (iii) for Liabilities incurred pursuant to the Transaction contemplated by this Agreement. No Target Entity is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity.
Section 4.08Employee Benefits.
(i)(i) All benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Target Entities and current or former directors of any Target Entity, and severance, stock option, stock purchase, stock appreciation rights, Seller or any Target Entity stock-based, incentive and bonus plans (the “Target Benefit Plans”), including Target Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed in Section 4.08(i) of the Disclosure Schedule. True and complete copies of all Target Benefit Plans listed in Section 4.08(i) of the Disclosure Schedule, including any trust instruments, insurance contracts, actuarial reports and, with respect to any employee stock ownership plan, loan agreements forming a part of any Target Benefit Plan, and all amendments thereto have been provided or made available to the Buyer.

(ii)Except for any acceleration of vesting specifically provided for or contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of any Target Entity under any of the Target Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any of the Target Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(iii)There is no outstanding order against the Target Benefit Plans that has, or would reasonably be expected to have, a Material Adverse Effect.

(iv)Neither the Seller nor any Target Entity is obligated, pursuant to any of the Target Benefit Plans or otherwise, to grant any options to purchase equity interest of any Target Entity to any Employees, consultants or directors of the Seller or the Target Entities after the date hereof.
Section 4.09Compliance with Laws; Licenses.
(i)The businesses of the Seller and each Target Entity has not been, and are not being conducted in material violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision legally binding on the Seller and its Subsidiaries, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). As of the date hereof, neither the Seller nor any Target Entity has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this Agreement.

(ii)The Seller and each Target Entity has made application or obtained and is in material compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted.
(iii)None of the Seller, any Target Entity, and no director or officer of the Seller or any Target Entity, and to the Knowledge of the Target Entities, no agent, employee or affiliate of the Seller or any Target Entity, has taken any action, directly or indirectly, that would result in a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Seller and the Target Entities have conducted their businesses in compliance with the FCPA in all respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.
Section 4.10Material Contracts.
(i)    Except for this Agreement, as of the date of this Agreement, none of the Seller nor the Target Entities is a party to or bound by:
(a)any Contract that contains a put, call or similar right pursuant to which the Target Entities could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(b)any Contract relating to the formation, creation, operation, management or control of any joint venture;

(c)any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Seller or the Target Entities may engage, the type of goods or services which the Seller or the Target Entities may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

(d)Any employment or consulting Contract with any current employee or consultant and any Contract to grant any severance or termination pay to any Person,

other than offer letters, applications, employee manuals or handbooks in the standard form that do not contain severance, change in control or similar payments;

(e)Any Contract or commitment relating to capital expenditures requiring payment in excess of $75,000;

(f)Any lease (including any master lease covering multiple items of personal property) of any item or items of tangible personal property;

(g)Any profits interest plan, equity incentive plan, equity appreciation rights plan or similar equity purchase plan or incentive plan;

(h)Any Contract requiring any Target Entity or any Affiliate thereof to indemnify any Person against any charge of infringement of any Target IP;

(i)Any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j)Any Contract granting any Person any most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights or otherwise restricting the ability of the business to compete with any other Person, or to acquire any product or other asset or any services from any other Person, or to sell any product or other asset or to perform any services for any other Person, or to transact business or deal in any other manner with any other Person;

(k)Any Contract relating to any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in any other Person;

(l)(1) Any Contract for the acquisition or disposition of the assets of the Target Entities with a value in excess of $100,000 in the aggregate (whether by merger, sale of stock, sale of assets or otherwise);

(m)Any Contract that is a confidentiality, secrecy, non-disclosure or similar agreement pursuant to which the Seller or any of the Target Entities thereof has disclosed to any third party any confidential information of any such entity; provided, however, that the foregoing shall not apply to commercial Contracts entered into in the ordinary course of business;

(n)All licenses, sublicenses and other Contracts pursuant to which any Person is authorized to use the Target IP;

(o)Any Contract not otherwise described above which involves the expenditure or receipt by any Target Entity of more than US$25,000 in the aggregate; or

(p)Any Contract not otherwise set forth above that would reasonably be expected to have a Material Adverse Effect if breached by the applicable Seller or Target Entity.

Each such Contract described in clauses (a) through (o) above is referred to herein as a “Material Contract”.
(ii) Each Material Contract is valid and binding on the Seller or applicable Target Entity with ongoing obligations as of the date hereof, and, to the Knowledge of the Seller Management or the Target Entities, each other party thereto, and is in full force and effect in all material respects. There is no material breach or default under any Material Contracts and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder.
Section 4.11Properties.
(i)With respect to real property leased, subleased or licensed to the Seller or Target Entities (the “Leased Real Property”), the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, except in each case, for such invalidity, failure to be binding or unenforceability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(ii)The Target Entities, in all material respects, have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances.

(iii) For purposes of this Section 4.11 only, “Encumbrance” means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, but specifically excludes: (a) specified encumbrances described in Section 4.11(iii) of the Disclosure Schedule; (b) encumbrances for current Taxes or other governmental charges not yet due and payable and for which adequate reserves have been made; and (c) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Seller or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Seller's consolidated balance sheets (and the notes thereto) included in the Financial Statements filed prior to the date of this Agreement.
Section 4.12Taxes and Tax Returns. The Seller and the Target Entities (i) have timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all Taxes owed with respect to such Tax Returns (whether or not shown as due and owing on the Tax Returns). Seller and each of the Target Entities has withheld and remitted to the appropriate Governmental Entity any Taxes or other amounts that they were obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date of this Agreement, there are not pending or, to the Knowledge of the Seller Management or the Target Entities, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to Seller or any of the Target Entities. There are no unresolved questions or claims concerning the Seller or any Target Entity's Tax liabilities that may, individually or in the aggregate, have a Material Adverse Effect and are not disclosed or provided for in the Financial Statements. Neither the Seller nor any of the Target Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Seller nor any of the Target Entities is a party to any tax allocation or sharing agreement. No claim has ever been made with respect to Seller or any of the Target Entities by any authority in a jurisdiction where Seller and the Target Entities do not file Tax Returns that Seller or any of the Target Entities is or may be subject to taxation by that jurisdiction. As of the date of this Agreement, there are no Liens with respect to any Taxes upon any of the assets of the Target Entities, other than Permitted Liens for Taxes not yet due and payable or not yet delinquent or that are being contested in good faith and by appropriate proceedings.
Section 4.13Labor Matters. (i) There is no pending or, to the Knowledge of the Target Entities, threatened dispute with the directors of the Seller or any Target Entity or with any of the employees or former employees of the Seller or any Target Entity, and none of the Seller, Seller Management or any Target Entity has Knowledge of any facts or circumstances which may result in such a dispute, (ii) the Seller and each Target Entity is in compliance in all material respects with all applicable Laws of the PRC, respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Seller or any Target Entity (collectively, “Employees”); and (iii) neither the Seller nor Target Entity is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.
Section 4.14Intellectual Property.
(i)(A) The Target Entities own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Target IP”) in all material respects; and (B) all of the registrations and applications included in the Target IP owned by, and to the Knowledge of the Target Entities, the Target IP exclusively licensed by the Target Entities, are subsisting.

(ii)(A) Neither the conduct of the business of the Seller or any Target Entity nor the Target IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and (B) to the Knowledge of the Seller Management and

Target Entities, no third party is infringing, diluting, misappropriating or otherwise violating any Target IP owned or exclusively licensed by the Target Entities.

(iii)The Seller and its Subsidiaries (including the Target Entities) take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all Trade Secrets, and to the Seller Management's and Target Entities' Knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

For purposes of this Agreement: “Intellectual Property” means all United States, PRC, other jurisdictional and/or multinational: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; and (E) all copyrights and copyright applications, and all copyrightable material whether or not registered.
Section 4.15Insurance. The Seller and the Target Entities have made available to the Buyer accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Seller and the Target Entities. All such insurance is in full force and effect in all material respects. The Seller Management and the Target Entities have no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a comparable cost. Neither the Seller nor any Subsidiary (including the Target Entities) has been denied any insurance coverage which it has sought or for which it has applied.
Section 4.16Brokers and Finders. Neither the Seller, any Target Entity nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transaction or the other Transaction contemplated in this Agreement, except that the Seller has employed the Financial Advisor. The Seller has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any advisor to the Seller or the Target Entities is entitled to any fees and expenses in connection with any of the Transaction contemplated by this Agreement.

Section 4.17Solvency. The Seller and each Target Entity is not entering into the Transaction contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transaction contemplated hereby, including the payment of the Closing Purchase Consideration and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of the Seller and each Target Entity to consummate the Transaction as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Buyer set forth in Article V (for such purposes, such representations and warranties shall be true and correct in all material respects), and each Target Entity will be Solvent.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Each of Parent and Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing.
Section 5.01Organization, Good Standing and Qualification. Each of the Parent and the Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Buyer to consummate the Transaction and the other transactions contemplated by this Agreement. Each of the Parent and Buyer has made available to the Seller complete and correct copies the Parent's and Buyer's articles of organization, bylaws, or similar governing documents, as currently in effect.
Section 5.02Corporate Authority. Each of the Parent and the Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and the other transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Parent and the Buyer and is a valid and binding agreement of the Parent and the Buyer, enforceable against the Parent and the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 5.03Consents and Approvals; No Violations.
(i)Other than applicable securities filings or reports of the Parent and Parent Shareholder Approval, no notices, reports or other filings are required to be made by the Parent or Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent and Buyer and the consummation by the Parent and Buyer of the Transaction, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of the Parent and Buyer to consummate the Transaction.

(ii)Other than the requirement to receive Parent Shareholder Approval and consent of the Buyer's Lender, the execution, delivery and performance of this Agreement by the Parent and Buyer do not, and the consummation by the Parent and Buyer of the Transaction will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws, or similar governing documents, of the Parent or Buyer, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Transaction and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.03(i), any Law to which the Parent or Buyer is subject or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent, Buyer or any of Parent's Subsidiaries pursuant to any Contract binding upon the Parent or any of its Subsidiaries, except in the case of clause (C) for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent or materially impair the ability of the Parent and the Buyer to consummate the Transaction.
Section 5.04Warrant. Following receipt of Parent Shareholder Approval, the Parent Common Stock underlying the Warrants will, when issued, be duly authorized, validly issued upon the valid exercise of the Warrants, fully paid and non-assessable, free and clear of any and all Liens.
Section 5.05Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the Transaction contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 5.06Solvency. Parent is not entering into the Transaction contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transaction contemplated hereby, including the payment of the Closing Purchase Consideration and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of the Buyer to consummate the Transaction as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Seller set forth in Article IV (for such purposes, such representations and warranties shall be true and correct in all material respects), the Parent will be Solvent.
Section 5.07Litigation. There are no Actions pending or threatened in writing against the Parent or Buyer, which would reasonably be expected to materially affect the legality, validity or enforceability of this Agreement or to materially interfere with the Parent's or Buyer's ability to consummate the Transaction contemplated hereby.
ARTICLE VI
COVENANTS
Section 6.01Conduct of Business Prior to the Closing.
(i)Operation of the Target Entities’ Business. Except as required by applicable Law or as expressly contemplated by this Agreement, the Target Entities covenant and agree that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX, their business and that of their Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, they and their Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as the Buyer may approve in advance in writing; or (C) as set forth in Schedule 6.01, the Target Entities will not and will not permit their Subsidiaries to:
(a)adopt or propose any change in its memorandum and articles of association or other applicable governing instruments;

(b)effect any scheme of arrangement, merge or consolidate the Seller or any of its Subsidiaries (including the Target Entities) with any other Person, except for any such transaction among the Target Entities and wholly owned Subsidiaries of the Target Entities that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on its assets, operations or businesses;

(c)acquire, directly or indirectly, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business), or

(d)issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any shares of capital stock of the any Target Entity or any of their Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e)create or incur (A) any Lien or other security interest on any Target IP owned or exclusively licensed or that is material and non-exclusively licensed by the Seller, the Target Entities or any other Subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Seller, the Target Entities or any other Subsidiaries having an aggregate value in excess of $20,000, in each case, other than Permitted Liens;

(f)make any loans, advances, guarantees or capital contributions to or investments in any Person (other than any direct or indirect wholly owned Subsidiary of the Target Entities) in excess of $20,000 in the aggregate except pursuant to Contracts in effect as of the date of this Agreement which have been identified in the Disclosure Schedule;

(g)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by a Target Entity or any Subsidiary of a Target Entity to any other Target Entity or Subsidiary), or enter into any Contract with respect to the voting of its capital stock;

(h)reclassify, split, combine, subdivide, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i)incur, alter, amend or modify, any indebtedness or guarantee such indebtedness of another Person, or permit any Subsidiary of any Target Entity to guarantee any such indebtedness, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed $20,000 in the aggregate, including any borrowings under the existing credit facilities of the Target Entities to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(j)     issue or sell any debt securities or warrants or other rights to acquire any debt security of the Target Entities or any of their Subsidiaries;
(k)make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Target Entities, except as required by changes in applicable generally accepted accounting principles or Law;
(l)settle any Action before a Governmental Entity by or against the Target Entities or relating to any of their business, properties or assets, other than settlements entered into in the ordinary course of business consistent with past practice and not involving the admission of any wrongdoing by the Target Entities or the Subsidiaries;

(m)engage in the conduct of any new line of business material to the Target Entities, taken as a whole;

(n)create any new Subsidiaries;

(o)(A) with regard to material Intellectual Property owned or licensed by the Seller or the Target Entities, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in the Seller or any of the Target Entities' respective businesses or pursuant to Contracts in effect prior to the date of this Agreement; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Seller or Target Entities, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $20,000 in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement; or

(p)agree, authorize or commit to do any of the foregoing.

(ii) No Control of Other Party's Business. Nothing contained in this Agreement is intended to give the Parent or the Buyer, directly or indirectly, the right to control or direct the Seller's or its Subsidiaries' operations prior to the Closing Date, and nothing contained in this Agreement is intended to give the Seller, directly or indirectly, the right to control or direct the Parent's or the Buyer's operations. Prior to the Closing Date, each of the Parent, the Buyer and the Target Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.
(iii) Sanction. The Seller will take, in accordance with applicable Law, all appropriate steps to defend before the Grand Court the Transaction as approved by the Sanction.
Section 6.02Filings; Other Actions; Notification.
(i)Cooperation. Subject to the terms and conditions set forth in this Agreement, solely to the extent consistent with applicable law and providing it does not conflict with the Joint Official Liquidators' obligations under Cayman Islands law, the Parent and the Buyer and their respective directors and officers and Representatives, and the Seller and the Joint Official Liquidators (with no personal liability), shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction.

(ii)Information. Solely to the extent consistent with applicable law and providing it does not conflict with the Joint Official Liquidators' obligations under Cayman Islands law, the Seller, the Parent and the Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the statement, filing, notice or application made by or on behalf of the Parent, the Buyer, the Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction.

(iii)Status. Subject to applicable Laws and as required by any Governmental Entity, and providing it does not conflict with the Joint Official Liquidators' obligations under Cayman Islands law, the Parent, the Seller and the Buyer each shall keep the other apprised of the status of matters relating to completion of the Transaction contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent, the Buyer or the Seller, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Transaction and the other transactions contemplated by this Agreement, provided always that the Seller's obligations pursuant to this Section 6.02(iii) shall extend only to such notices and communications received by the Joint Official Liquidators in the period following their appointment. The Seller shall give reasonably prompt notice to the Buyer of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to the Buyer's obligations to effect the Transaction. The Parent and the Buyer shall give reasonably prompt notice to the Seller of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the Transaction contemplated by this Agreement or of any failure of any condition to the Seller's obligations to effect the Transaction.
Section 6.03Parent Shareholder Approval. The Parent shall, in accordance with applicable Laws and its corporate charter, notice a meeting of its shareholders (the “Special Shareholder Meeting”), and use its reasonable best efforts to obtain approval by its shareholders of the issuance of the Warrant Shares upon exercise of the outstanding Warrants and any other actions of the Parent that it deems necessary and appropriate in connection with the transactions contemplated by this Agreement (collectively, the “Parent Shareholder Approval”) within one hundred twenty (120) days following the Closing. Moreover, Parent and Buyer shall use their commercially reasonable best efforts to obtain, as promptly as practicable after the execution hereof and in any event prior to the Special Shareholder Meeting, an executed agreement by Kai-Shing Tao, on behalf of himself and all relevant holding companies over which he exercises control, to vote all shares of the Parent over which he has beneficial ownership in favor of Parent Shareholder Approval.
Section 6.04Access and Reports. Subject to applicable Law, upon reasonable advance notice from the Buyer, the Seller Management shall (and shall cause the Seller's Subsidiaries to) afford the Buyer's officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX, to its employees, properties, books, contracts and records and, during such period, the Seller (to the extent it is able) and Seller Management shall (and shall cause the Seller's Subsidiaries to) furnish as promptly as reasonably practicable the Buyer and its authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, none of the Buyer or its Representatives shall have access to any books, records, documents or other information (i) to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that at the request of the Buyer, the Seller shall use its commercially reasonably efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, or (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Seller's counsel, would be reasonably likely to result in antitrust difficulties for the Seller (or any of its Affiliates) and provided further that the Joint Official Liquidators shall be under no obligation to disclose copies of their books and records pursuant to this Section 6.04. All information provided or made available pursuant to this Section 6.04 is subject to the confidentiality agreement dated December 10, 2015, among the Buyer and the Seller (the “Confidentiality Agreement”). The Buyer shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 6.04 by its Representatives.
Section 6.05Publicity. The initial press release regarding the execution of this Agreement, if any, shall be a joint press release, mutually agreed upon by the Seller and the Buyer. After the initial press release, so long as this Agreement is in effect, the Seller and the Buyer each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.
Section 6.06Expenses. Except as otherwise provided in Section 9.05 or elsewhere in this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.07Indemnification Agreements. Seller acknowledges that the indemnification agreements that may be outstanding between certain directors, officers and other agents of the Seller and/or any of the Target Entities, on the one hand, and one or more of the Target Entities, on the other hand (the “Seller Indemnification Agreements”) as at the date of this Agreement, may be terminated by the Buyer or any of the Target Entities following the Closing in the Buyer's sole and absolute discretion; provided that the Parent will use its commercially reasonable best efforts to obtain insurance coverage following the Closing relating to the acts and omissions of the individual parties to the Seller Indemnification Agreements and, if and to the extent insurance coverage is available to the Parent on commercially reasonable terms (provided that the parties have agreed that insurance coverage with respect to entities organized under the laws of the PRC and activities governed by the laws of the PRC is not available to the Parent on commercially reasonable terms), the Parent will obtain such coverage for a period of no less than six (6) consecutive years following the Closing, and costs associated with such coverage shall be paid by the Parent in their entirety.
Section 6.08Resignations. On the Closing Date, the Target Entities shall cause to be delivered to the Buyer duly signed resignations, effective as of the Closing Date, of the directors of each Target Entity.
Section 6.09Confidentiality Agreement. Each of the Parent and the Buyer acknowledges, on its own behalf and on behalf of each of its Affiliates, that it and its Affiliates continues to be bound by the Confidentiality Agreement, and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Seller's rights thereunder.
Section 6.10Tax Matters.
(i)Tax Cooperation and Exchange of Information. Parent, Buyer and Seller agree to furnish or cause to be furnished to the other, upon the reasonable request, of the other, and as promptly as reasonably practicable, such information and assistance relating to the Target Equity, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer or the Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, Buyer and the Seller shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to the Target as required under all Laws. The Buyer and the Seller shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Target Equity or any allocation of the purchase consideration hereunder, provided always that the Buyer shall be solely responsible for the payment of Buyer’s costs incurred in respect of such proceedings.
For the avoidance of doubt, the Joint Official Liquidators shall have no further obligation to comply with any requests for information and assistance pursuant to this Section 6.10(i) with effect from the date upon which they are discharged from office by Order of the

Grand Court, following which the Target Entities shall, as far as possible, comply with such requests for information and assistance.
(ii)Conveyance Taxes. Each of (A) the Seller, on the one hand, and the (B) the Parent and the Buyer, on the other hand, shall be liable for, and agree to pay, half of any and all sales, use, transfer, stamp, stock transfer, recording, registration, documentary, filing, real property transfer and similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Entity in respect of the Target Equity that become payable as a result of the transactions contemplated by this Agreement (collectively, “Conveyance Taxes”).

(iii)Tax Deficiencies. Neither the Buyer nor the Target Entities shall assume hereunder or be liable for any Tax deficiencies (including penalties and interest) assessed against or relating to the Seller or the Target Entities with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature, including Tax deficiencies that could reasonably be expected to result in Liens or claims on the Target Equity or any of the assets of any Target Entity following the Closing Date or that would reasonably be expected to result in any claim against Buyer.
(iv)Tax Apportionment. Except for Conveyance Taxes (the entirety of which shall be divided between the Buyer and Seller, as provided above), all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Target Equity or Target Entities (if any) for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller, the Parent and Buyer as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). The Seller shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. The Parent and Buyer shall be liable for proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.

(v)Seller’s Apportioned Tax Obligations. Prior to the Closing Date, Buyer shall, in cooperation with Seller, estimate in good faith Seller’s portion of the Conveyance Taxes, as calculated above, and the amount of the Apportioned Obligations for the Pre-Closing Apportioned Period (collectively, the “Seller’s Tax Obligations”), which amount shall reduce the amount otherwise payable by Buyer under Section 2.02(a)(iii), above. Within sixty (60) days of final calculation and reconciliation of the Conveyance Taxes and Apportioned Obligations, if it is determined that the estimated amount of the Seller’s Tax Obligations is greater than the finally calculated and reconciled amount of the Seller’s Tax Obligations, the Buyer shall pay to the Contributories (as defined in the Distribution Agreement), pro rata in accordance with the amounts owed to the Contributories, the difference between the estimated amount of the Seller’s Tax Obligations and the finally calculated and reconciled amount of the Seller’s Tax Obligations. In the event it is determined that the estimated amount of the Seller’s Tax Obligations is less than the finally calculated and reconciled amount of the Seller’s Tax Obligations, the Seller Indemnitors shall pay to the Buyer the amount of such difference within ten (10) days of receipt of written demand for payment therefor, and the Buyer shall be entitled to be paid the amount of such difference in accordance with the Escrow Agreement.

(vi)Section 338(g) Election. The parties to this Agreement agree that Buyer may make an election under Section 338(g) of the U.S. Internal Revenue Code (the “338(g) Election”) with respect to the acquisition of the shares of China SNS Group Limited and Fanstang (Shanghai) Entertainment after the close of the acquisition.  If Buyer makes such an election with respect to either company, Buyer shall inform Sellers in writing within thirty (30) days of having made such election. If and to the extent it is shown that the 338(g) Election by the Buyer shall increase the U.S. taxes owed by Seller, the Buyer will reimburse Seller the amount of such increase up to a maximum of Twenty Thousand U.S. Dollars (US$20,000.00). Moreover, each of Buyer and Parent agrees that, notwithstanding anything to the contrary in this Agreement, any increased U.S. tax attributable to any of the Target Entities as a result of the 338(g) Election shall not constitute any of (i) the breach of any representation and warranty of the Seller Management or Target Entities contained in this Agreement, (ii) the breach of any agreement of the Seller or the Target Entities contained in this Agreement or (iii) a “Seller Tax Obligation” as defined herein.
Section 6.11Management. Subject to Section 6.01, in no event shall the Parent, the Buyer, or any of their Affiliates, enter into, or seek to enter into, any arrangements that are effective prior to the Closing with any member of the Seller's management or any other Seller employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Seller or its Subsidiaries. The Parent and Buyer shall cause each of their Affiliates to comply with the foregoing covenant.
Section 6.12Assigned Contracts. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all rights and benefits (but not any duties or obligations without the express assumption thereof by the Buyer in its sole discretion) under all Contracts to which Seller is a party. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Buyer shall reasonably assist the Seller in obtaining any necessary consents to such subleases and subcontracts. The Seller shall use commercially reasonable efforts to obtain all necessary consents to the assignment of its rights and benefits under such Contracts, and the Buyer shall take all necessary actions to perform and complete all Contracts assumed by Buyer in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and the Seller shall cause to be paid over to the Buyer any amounts received by the Seller after the Closing Date as a result of performance by the Buyer under any such Contracts.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01Conditions to Obligations of All Parties. The obligations of each party to consummate the Transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)Sanction. This Agreement and the Transaction shall have been duly sanctioned by the Grand Court (as defined in Sections 4.03(iii) and 6.01(iii) above) in accordance with applicable Law pursuant to the Sanction, the applicable time period to appeal the Sanction shall have expired without any appeal having been filed, lodged or served within such time period, no application for an extension of time to appeal or for leave to appeal out of time shall have been filed, lodged or served during such period, and the Sanction shall have become final, binding and non-appealable.
(b)No Litigation. Aside from the Official Liquidation and any matters currently pending or contemplated with respect thereto, there shall not be pending or threatened any legal proceeding in which a Governmental Entity or third party is, or is threatening to become, a party, and none of the Joint Official Liquidators, Buyer, Seller or, Seller Management shall have received any communication from any Governmental Entity or third party in which such Governmental Entity or third party indicates the probability or consideration of commencing any legal proceeding or appeal: (i) challenging the Sanction or seeking to restrain or prohibit the consummation of the Transactions or (ii) that would materially and adversely affect the right of the Buyer to own the Target Entities or operate the business of the Target Entities after the Closing, and any such communication shall be promptly disclosed to the Parties to this Agreement.
(c)No Injunction. No court or other Governmental Entity of competent jurisdiction shall have issued any Order or enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits consummation of the Transaction (collectively, an “Injunction”).
Section 7.02Conditions to Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Transaction contemplated by this Agreement shall be subject to the fulfillment or Buyer's and Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Seller Management set forth in this Agreement (as qualified by the Disclosure Schedule) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)Performance of Obligations of the Seller. The Seller, the Target Entities and Seller Management shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller Management to such effect.
(c)RAAD Productions. As of immediately prior to the Closing, Seller shall own 100% of the outstanding equity securities of RAAD Productions, LLC, a California limited liability company, and shall have transferred such securities to the Parent as of the Closing.
(d)Trademarks. As of the Closing, the applications for the transfer registration of the Trademarks set forth on Schedule 7.02(d) to the Target Entities set forth thereon shall have been submitted to the applicable Trademark registration authority in the jurisdictions where such Trademarks are currently registered.
(e)Certificate of Executive Officers. Buyer shall have received a certificate executed by the Seller Management and each of the Target Entities by the most senior executive officer of each of the Target Entities certifying that the conditions set forth in this Section 7.02 have been satisfied.
(f)Secretary's Certificate. Buyer shall have received from the Corporate Secretary or equivalent officer of each Target Entity, a certificate having attached thereto (i) the corporate charter, bylaws and other organizational documents of each Target Entity, and (ii) resolutions approved by each Target Entity's (A) board of directors or similar governing body (if applicable) and (B) shareholders (if applicable), in each case authorizing the transactions contemplated hereby.
(g)Third Party Consents. All consents of any Governmental Entity and any third party under any Material Contract that are required or reasonably requested by Buyer in connection with the transactions contemplated hereby shall have been obtained in writing, and copies thereof delivered to the Buyer in a form reasonably satisfactory to the Buyer.
(h)Lender Consent. Buyer shall have received the written consent of Buyer's Lender to the transactions contemplated hereby.
(i)Opinion of Counsel to the Target Entities. Buyer shall have received a legal opinion of counsel to the Target Entities, addressed to the Buyer, in the substantially the forms attached hereto as Schedule 7.02(i).
(j)Advice of Counsel to the Parent and Buyer. Parent and Buyer shall have been advised by its Cayman Islands counsel that the Sanction is final, binding and non-appealable, and that by virtue of the Sanction, Buyer shall receive marketable title to the Target Equity free and clear of Liens.
(i)Acquisition Financing. The Acquisition Financing shall have been obtained, and Buyer shall have been advanced funds by its lender in an amount sufficient to pay the amounts required pursuant to Section 2.02(a), below.

(k)Waiver of Management Incentive Plan. In consideration of their right to receive the Management Incentive Payments hereunder, the participants in the Seller's outstanding management incentive plan shall have waived their rights to receive payment from the Seller under such management incentive plan.
(l)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had or is reasonably likely to have, a Material Adverse Effect.
(m)Encumbrances. Each Encumbrance set forth on Section 4.11(iii) shall have been released, and evidence satisfactory to the Buyer shall have been delivered to the Buyer.
(n)Updated Disclosure Schedules. The Buyer shall be satisfied in its sole discretion with any disclosures contained on any Updated Disclosure Schedules.
(o)Joinders. Any Joinders, as defined below, reasonably requested by the Buyer shall have been executed and delivered by the applicable Seller Indemnitors and/or Seller Releasing Parties thereto.
Section 7.03Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Parent and the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Seller shall have received at the Closing certificates signed on behalf of the Parent and the Buyer by a designated director of the Parent to the effect that such Person has read this Section 7.03 and the conditions set forth in this Section 7.03 have been satisfied

(b)Performance of Obligations. The Parent and Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received certificates signed on behalf of the Parent and the Buyer by a designated officer of the Parent and the Buyer to such effect.

ARTICLE VIII
INDEMNIFICATION
Section 8.01Survival. All representations and warranties contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing; provided that the Fundamental Representations shall survive in perpetuity and Section 4.12 shall survive until the expiration of the applicable statute(s) of limitations. The covenants and agreements of the parties shall survive the Closing until fully performed in accordance with their terms.
Section 8.02Indemnification
(a) Indemnification by the Contributories. Pursuant to clause 5.2(b) of the Distribution Agreement, the Contributories (as that term is defined therein and modified by clause 5.2(b)) other than the Employees (as defined in the recitals to the Distribution Agreement), shall, on behalf of the Seller (the “Seller Indemnitors”), severally but not jointly and on a pro rata basis, indemnify and defend Buyer and its Affiliates and their respective stockholders, officers, directors, employees, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, based on, arising out of, or incurred by any Buyer Indemnitee in connection with (i) the breach of any representation and warranty of the Seller Management or Target Entities contained in this Agreement, (ii) the breach of any agreement of the Seller contained in this Agreement, (iii) any failure to satisfy in cash pursuant to the Distribution Agreement all amounts finally adjudicated by the Official Liquidators as owing to trade creditors of the Seller, and (iv) the positive difference, if any, between the finally calculated and reconciled amount of Seller Tax Obligations and the estimated Seller Tax Obligations referenced in Section 2.02(a)(iii), above and it is acknowledged by Buyer that Seller shall incur no liability pursuant to this Section 8.02.
By signing the Distribution Agreement and by signing a separate Joinder to this Agreement, each of the Seller Indemnitors agrees to indemnify and defend the Buyer Indemnitees as provided in this Section 8.02.
(b)Indemnification by Parent and Buyer. Each of the Parent and the Buyer shall indemnify and defend the Seller and its Affiliates, and such respective stockholders, officers, directors, employees, successors and assigns (the “Seller Indemnitees”, and together with the Buyer Indemnitees, the “Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, based on, arising out of, or incurred by any Seller Indemnitee in connection with (i) the breach of any representation and warranty of the Parent, the Buyer or its Affiliates contained in this Agreement, and (ii) the breach of any covenant or agreement of the Parent, the Buyer or its Affiliates contained in this Agreement.
(c)Limitations on Indemnification.
(i)Other than in instances of fraud, intentional misrepresentation, or willful misconduct or breach of any of the Fundamental Representations, no Indemnitee shall be entitled to recover any Losses for breach of the representations and warranties of any party contained herein, unless such Indemnified Party's cumulative aggregate claims therefor exceed two hundred thousand dollars ($200,000) (the “Basket”)), in which case the Indemnitee shall be entitled to recover all Losses. Further, other than in instances of fraud, intentional misrepresentation, or willful misconduct or breach of any of the Fundamental Representations, in no event shall either one of the following conditions take place: (A) the cumulative aggregate liability of the Seller Indemnitors under this Agreement exceed five percent (5%) of the Total Purchase Consideration, allocated between cash and Warrants in the same proportion as the form of consideration paid for the Delivered Purchase Consideration, or (B) the liability of any Seller Indemnitor under this Agreement exceed five percent (5%) of the pro rata portion (calculated based on the proportion of Delivered Purchase Consideration finally determined to be payable (without the possibility of appeal) to or received by such Seller Indemnitor) of the Total Purchase Consideration, allocated between cash and Warrants in the same proportion as the form of consideration paid for the Delivered Purchase Consideration. For each Seller Indemnitor, in the event of a breach of any of the Seller’s Fundamental Representations, or in instances of fraud, intentional misrepresentation, or willful misconduct that are not directly attributable to such Seller Indemnitor, including without limitation, any indemnification obligations of the Seller Indemnitors under clause (iv) of Section 8.02(a) of this Agreement or any indemnification due to a breach of Section 2.04(5) of this Agreement, then the liability of such Seller Indemnitor shall in no event exceed 100% of the consideration that it has received pursuant to the terms of this Agreement and/or the Distribution Agreement. However, in instances of fraud, intentional misrepresentation, or willful misconduct on the part of a Seller Indemnitor that are the direct and proximate cause of Losses to Buyer Indemnitees, then the foregoing limitations on indemnification shall not apply to the liability of only such Seller Indemnitor(s) that are the direct and proximate cause of such Losses of the Buyer Indemnitees. Buyer Indemnitees shall first seek indemnification from the Escrow Fund (as defined in the Escrow Agreement), and shall not seek indemnification from the Seller Indemnitors until the Escrow Fund is exhausted.
(ii)Other than in instances of fraud, intentional misrepresentation, or willful misconduct or breach of any of the Fundamental Representations, in no event shall the cumulative aggregate liability of the Parent and the Buyer under this Agreement or otherwise exceed five percent (5%) of the Total Purchase Consideration.
(iii)The amount of any Loss for which indemnification is provided pursuant to this Section 8.02 shall be net of (i) any amounts actually recovered by the Indemnitee under any insurance policy with respect to such Loss, and (ii) any reserves used in connection with the calculation of Closing Working Capital pursuant to Section 2.04.
(iv)Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnitee shall assign any such rights to the Indemnifying Party.
(iv) Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnitee shall have any right to indemnification under this Section 8.02 to the extent on a dollar for dollar basis such Losses are included in the calculation of Closing Working Capital. In addition, no party shall be entitled to recover Losses relating to any matter arising under any provision of this Agreement solely to the extent and in the amount dollar for dollar such party has actually already recovered the same Losses with respect to the same matters underlying such Losses pursuant to another provision of this Agreement.
(v) For the avoidance of doubt, the Seller will not incur any liability after completion of the Transaction.
(d)     Indemnification Procedure.
(i)Notice of Claim. Any Person making a claim for indemnification pursuant to this Agreement (i.e. an Indemnitee) must give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnitee suffers, sustains or becomes subject to any Loss or receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnitee by any third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification. Such notice must contain, in reasonable detail, a description of the claim and the nature and amount (including the calculation) of such Loss. The failure to promptly give any such notice shall not relieve the Indemnifying Party from any liability hereunder with respect to the subject matter of such claim except to the extent that the Indemnifying Party has actually been damaged by such failure.
(ii)Control of Defense, Conditions. The obligations of an Indemnifying Party under this Section 8.02 with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Sections 8.02(a) and 8.02(b) above shall be governed by the following additional terms and conditions:
(a)At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party shall have assumed control of such defense within thirty (30) days of the delivery of the Indemnification Claim Notice;
(b)If the Indemnifying Party has assumed control of the defense in accordance with the terms of this Agreement, then the Indemnifying Party shall have the right to settle, compromise or defend such claim at the Indemnifying Party's sole expense, provided that in conducting such defense, settlement and compromise: (x) the Indemnifying Party shall cause its counsel to consult with the Indemnitee and, if applicable, its counsel, and keep them reasonably advised of the progress of the defense, settlement and compromise; (y) such settlement shall involve only monetary damages and provide for a release of the Indemnitee, and (z) the Indemnifying Party shall promptly pay the full amount of any Losses resulting from such claim. Except in accordance with the above terms, any settlement or compromise relating to the defense of a claim shall require the written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed;
(c)Notwithstanding the above, the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose;

provided, however, that such employment shall be at the Indemnitee's own expense, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 8.02(c), in which case the fees and expenses of the Indemnitee's counsel shall be paid when and as incurred by the Indemnifying Party; and
(d)So long as the Indemnifying Party is contesting any such claim in good faith in an active and diligent manner in accordance with the foregoing requirements, the Indemnitee shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnitee may pay or settle any such claim at any time, provided that the Indemnitee waives any right to indemnity in relation thereto by the Indemnifying Party.
(iii)     Manner of Payment. Any indemnification obligations pursuant to this Agreement shall be paid within fifteen (15) Business Days after the final determination thereof. Any payments required to be paid to Buyer or a Buyer Indemnitee under this Agreement, shall first be satisfied from the Escrow Fund and paid in accordance with the Escrow Agreement. Any payments required to be paid to an Indemnified Party under this Agreement shall be paid in cash, by wire transfer of immediately available funds, to an account designated by the Indemnified Party.
Section 8.03Exclusive Remedy. Except as set forth in Section 10.11 of this Agreement and except in the event of fraud, willful misconduct, or intentional or grossly negligent misrepresentation, the indemnification provisions of this Agreement shall constitute the sole and exclusive remedy of the parties with respect to any claim arising out of or relating to a breach of a representation, warranty, covenant or agreement set forth in this Agreement or in connection with the Transaction or otherwise relating to this Agreement.
ARTICLE IX
TERMINATION
Section 9.01Termination by Mutual Consent. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date, whether before or after the Sanction referred to in Sections 4.03(iii), 6.01(iii) and 7.01(a), by mutual written consent of the Seller and the Buyer.
Section 9.02Termination by Either the Buyer or the Seller. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date, by the Buyer, or by the Seller, if: (a) the Sanction shall not have been obtained; (b) whether before or after the Sanction, any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable or (c) the Closing has not occurred on or prior to September 22, 2016; provided, that the right to terminate this Agreement pursuant to Section 9.02(a) shall not be available to any party if the circumstances described in Section 9.02 (a) were caused by, such party's failure to comply with its obligations under this Agreement.

Section 9.03Termination by the Seller. This Agreement may be terminated and the Transaction may be abandoned at any time, by action of the Joint Official Liquidators if there has been a material breach of any representations, warranties, covenants or agreements made by the Buyer in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 7.03(a) or 7.03(b) would not be satisfied and (ii) such material breach or failure is not cured within 30 Business Days following receipt of written notice of such breach or failure from the Seller; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Seller.
Section 9.04Termination by the Buyer. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date by action of the board of directors of the Buyer if there has been a material breach of any other representation, warranty, covenant or agreement made by the Seller Management or Target Entities in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 7.02(a) or 7.02(b) would not be satisfied and (ii) such material breach or failure to be true or correct is not cured within 30 Business Days following receipt of written notice of such breach or failure from the Buyer; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Buyer.
Section 9.05Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach by a party of its representations, warranties, covenants or other agreements set forth in this Agreement and (ii) the provisions set forth in this Section 9.05 and Section 8.02 shall survive the termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 10.01Seller Release. Effective as of the Closing, Seller, for itself, its Affiliates, and for its successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits and absolutely forever discharges each of Parent, Buyer and their Affiliates, successors and assigns and their respective past, present and future employees, officers, directors, stockholders, licensees, agents, administrators, insurers and attorneys (the “Buyer Released Parties”) from and against, and covenants not to sue upon, all Seller Released Matters. “Seller Released Matters” means any and all claims, suits, demands, damages, losses, debts, liabilities, judgments, obligations, costs, expenses (including reasonable attorneys' and accountants' fees and expenses), actions and causes of action of any nature whatsoever (including any claims based on or relating to infringement, misappropriation of trade secrets, breach of contract, breach of the covenant of good faith and fair dealing, misappropriation of confidential information or any other nondisclosure obligation that may exist between the parties prior to the Closing), whether now known or unknown, suspected or unsuspected, that the Seller Releasing Parties now have, or at any time previously had, or shall or may have in the future, in whatever capacity, against the Buyer Released Parties, (i) arising or accruing on or before the Closing Date, including any unpaid Transaction Expenses, in connection with or otherwise in relation to the transactions contemplated by this Agreement or (ii) arising, accruing, or that could have accrued from or in connection with any asset owned by or licensed to Seller, any of the Target Entities or their Affiliates in each case that is being acquired by the Buyer, prior to or as of the Closing Date; provided that, notwithstanding the foregoing or any other provision in this Article X, Seller Released Matters shall in no manner prevent Seller from enforcing any right of Seller contained in this Agreement. It is the intention of Seller, for itself and behalf of the Seller Releasing Parties, in executing this Agreement, and in giving and receiving the consideration called for herein, that the release contained in this Section 10.01 shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the Seller Releasing Parties and the Buyer Released Parties of all Seller Released Matters. Seller, for itself and on behalf of the other Seller Releasing Parties, acknowledges that it has consulted with legal counsel and shall be deemed to have waived, and shall have expressly, knowingly and intentionally waived and relinquished, but only as to the Seller Released Matters, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides that:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Seller, for itself and on behalf of the other Seller Releasing Parties, also shall be deemed to have waived, and shall have waived and relinquished, to the fullest extent permitted by applicable Laws, any and all provisions, rights and benefits conferred by any applicable Laws which is similar, comparable or equivalent to Section 1542 of the California Civil Code, but only as to the Seller Released Matters. Seller, for itself and on behalf of the other Seller Releasing Parties, further agrees and acknowledges that each may hereafter discover facts in addition to or different from those which are known or believed to be true with respect to the subject matter of this release, but that each separately intends to, and does, hereby fully, finally and forever settle and release any and all claims as described above, but only as to the Seller Released Matters, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. Seller hereby represents to Buyer that the Seller Releasing Parties have not voluntarily or involuntarily assigned or transferred or purported to assign or transfer, and covenants that it will not voluntarily or involuntarily assign or transfer or purport to assign or transfer, to any Person any Seller Released Matters and that no Person other than Seller has any interest in any Seller Released Matter by law or contract. The invalidity or unenforceability of any part of this Section 10.01 shall not affect the validity or enforceability of the remainder of this Section 10.01, which shall remain in full force and effect.
Section 10.02Joinder/Assumption Agreements. On or prior to the Closing, each of the Seller Indemnitors and any Seller Releasing Parties identified by Buyer prior to the Closing shall sign a joinder or assumption agreement, in a form satisfactory to the Buyer in its reasonable discretion, pursuant to which such Seller Indemnitors and such Seller Releasing Parties shall agree to the covenants and/or waivers applicable to such Seller Indemnitors and/or Seller Releasing Parties set forth in Section 6.10(iv), Section 8.02(a) and Section 10.01 (collectively, the “Joinders”).
Section 10.03Modification or Amendment. This Agreement may be amended with the approval of the board of directors of the Buyer and of the Joint Official Liquidators at any time prior to the Sanction of this Agreement by the Grand Court. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 10.04Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Transaction are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
Section 10.05Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf ' format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf ' signature page were an original thereof.
Section 10.06Governing Law and Venue; Waiver of Jury Trial.
(1) This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of Delaware without regard to the conflicts of law principles thereof.
(i)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
(ii)Except for claims seeking injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be settled by binding, confidential arbitration in Los Angeles, California (or such other location as may be agreed to by the parties) to be administered by the AAA in accordance with its then-prevailing Commercial Rules of Arbitration. Buyer and Seller shall select an arbitrator from a list provided by the AAA that is mutually satisfactory to them. If Buyer, on the one hand, and Seller, on the other, are unable to agree on an arbitrator, then each shall choose an arbitrator from a list provided by the AAA. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the AAA. The single arbitrator so selected by the aforesaid procedure shall hear the dispute and decide it. The arbitrator selected shall not be a present or former officer, employee, consultant or representative of any of the parties or any of their Affiliates. The arbitrator shall have a background and training in the general areas of law covered by this Agreement. The arbitrator shall have the right to award costs, fees and expenses including, without limitation, the arbitrator's fees and reasonable attorneys' fees, to the prevailing party. A party shall be entitled to have a judgment entered on the determination or decision of the arbitrator in any court of competent jurisdiction. The award of the arbitrator shall be binding and final on all parties.
Section 10.07Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or electronic mail or overnight courier:
If to the Buyer:
Remark Media, Inc.
Six Concourse Parkway, Suite 1500 Atlanta, GA 30328
Attn: Mr. Douglas M. Osrow
E-mail: dosrow@remarkmedia.com

with a copy to (which shall not constitute notice):
Eisner Jaffe, a professional corporation
9601 Wilshire Blvd, Suite 700
Beverly Hills, CA 90210
Attn: Michael Eisner, Esq. and Sander C. Zagzebski, Esq.
E-mail: meisner@eisnerlaw.com and szagzebski@eisnerlaw.com

If to the Seller:
Attn: mailto:
China Branding Group (in Official Liquidation)
c/o Grant Thornton Specialist Services Ltd,
10 Market Street #765, Camana Bay,
Grand Cayman, Cayman Islands KY1 9006
Attn: Hugh Dickson and David Bennett (Joint Official Liquidators)

Email: hugh.dickson@uk.gt.com
Email: mike.saville@uk.gt.com
Email: david.bennett@cn.gt.com

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton Wheelock Square
1717 West Nanjing Road, Suite 2601 Shanghai, China 200040
Attn: Don Williams
Email: dwilliams@smrh.com

Walkers
190 Elgin Avenue
George Town
Grand Cayman KY1-9001
Cayman Islands
Attn: Chris Keefe
Email: chris.keefe@walkersglobal.com

If to the Seller Management:

Adam Roseman
11400 West Olympic Boulevard,
Suite 400,
Los Angeles
CA 9064
United States of America
Email: adam@chinabrandinggroup.com

or to such other address, electronic mail address, or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices,

requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile or electronic mail, or (iii) three business days after being sent by first-class certified mail, return receipt requested, provided that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).
Section 10.08Entire Agreement. Except as set forth in Section 6.09 (Confidentiality Agreement), this Agreement (including any schedules and exhibits hereto), constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including without limitation the Original Agreement and the Prior Agreement.
Section 10.09No Third Party Beneficiaries. Except as expressly set forth in Section 6.07 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.
Section 10.10Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transaction contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
Section 10.11Interpretation; Absence of Presumption.
(1) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (2) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (4) the word “or” shall not be exclusive; (5) provisions shall apply, when appropriate, to successive events and Transaction; (6) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (7) the “$”sign shall each mean the lawful currency of the United States of America.
(i)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 10.12Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable by any party hereto without the express written consent of the other parties hereto; provided that the Buyer may assign its rights to any Affiliate of the Parent without the prior consent of any other party hereto. Any purported assignment in violation of this Agreement will be void ab initio.
Section 10.13Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.
Section 10.14Remedies. Notwithstanding any other provision of this Agreement (other than Sections 9.05 and 10.15), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled, subject to applicable Law, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.
Section 10.15Exclusion of Liability. Notwithstanding any other term in this Agreement (whether express or implied) it is irrevocably agreed and acknowledged by the Buyer and the Parent and each of them that; (a) neither the Joint Official Liquidators, their agents, employees, firm, partners, members, advisers nor representatives shall incur any personal liability whatsoever under this Agreement or under any deed, instrument or document entered into under or in connection with it; (b) they do not enter into this Agreement on the basis of and do not rely, and has not relied, upon any statement, representation or warranty (in any case whether oral or written, and including, without limitation, warranties, conditions as to title, rights to dispose, quiet possession, freedom from encumbrances, merchantable or satisfactory quality, fitness for purpose and description) made or given by the Seller or the Joint Official Liquidators or by any of their employees, advisers or agents, or, by any other person (whether a party to this Agreement or not) except those expressly set forth or referred to in this Agreement; (c) except as otherwise required by law (and then only to that extent) the Seller and the Joint Official Liquidators and each of them shall not be liable for any loss or damage of any kind whatsoever, consequential or otherwise, arising out of or due to or caused by any defects or deficiencies in any of the Target Equity and (d) the terms and conditions of this Agreement and the exclusions contained in it are fair and reasonable in the context of a sale of the assets of a company in official liquidation, and in circumstances where it is usual that no representations and/or warranties are given by the Joint Official Liquidators and/or the Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
CHINA BRANDING GROUP LTD (IN OFFICIAL LIQUIDATION)

By:	/s/ Hugh Dickson
acting by Hugh Dickson, for and on behalf of the Joint Official Liquidators, as agent of and with no personal liability

THE JOINT OFFICIAL LIQUIDATORS

/s/ Hugh Dickson
Name: Hugh Dickson, for and on behalf of the Joint Official Liquidators

KANKAN LIMITED

/s/ Kai-Shing Tao
Acting By Kai-Shing Tao

REMARK MEDIA, INC

/s/ Douglas Osrow
Acting By Douglas Osrow

[Signature Page to Asset and Securities Purchase Agreement]

RAAD PRODUCTIONS, LLC

/s/ Adam Roseman
Acting By Adam Roseman, Director

CHINA SNS GROUP LIMITED

/s/ Adam Roseman
Acting By Adam Roseman

FANSTANG (SHANGHAI) ENTERTAINMENT INFORMATION CONSULTING CO. LTD.

/s/ Adam Roseman
Acting By Legal Representative

[Signature Page to Asset and Securities Purchase Agreement]